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                                                            GODFREY & KAHN, S.C.
                                                                       MILWAUKEE
                                                                        APPLETON
                                                                       GREEN BAY
                                                                        WAUKESHA

                                                       LAFOLLETTE GODFREY & KAHN
                                                                         MADISON


                                 August 31, 2001


Strong Equity Funds, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin  53051

         Re:      PLAN OF REORGANIZATION

Ladies and Gentlemen:

     We have acted as counsel to the Strong Equity Funds, Inc. ("SEF") in connection with certain aspects of the reorganization of the Strong Internet Fund (the "Internet Fund") into the Strong Technology 100 Fund (the "Technology Fund"), each of which is a class of shares of SEF, pursuant to a Plan of Reorganization dated as of May 7, 2001 (the "Plan"). Pursuant to the Plan and subject to shareholder approval, (1) all or substantially all of the assets of the Internet Fund will be exchanged for Investor Class shares of the Technology Fund (the "Technology Fund Shares"), (2) all or substantially all of the liabilities of the Internet Fund will be assumed by the Technology Fund and (3) the Technology Fund Shares will be distributed to shareholders of the Internet Fund in complete liquidation of the Internet Fund. In connection with the issuance of Technology Fund Shares pursuant to the Plan, a Registration Statement on Form N-14, which includes a Proxy Statement/Prospectus, was prepared and filed with the Securities and Exchange Commission (the "Commission") on May 9, 2001 (the "Registration Statement"). This opinion is furnished to you pursuant to Section 4(d) of the Plan.

     In connection with this opinion, we have examined such corporate documents and records, certificates of public officials, certificates of officers of SEF, and such other documents of SEF as we deemed necessary or appropriate for purposes of this opinion. In rendering our opinion, we have relied on such documents, records and certificates with regard to factual matters. In addition, in rendering our opinion, we have assumed the genuineness of all signatures of, and the authority and legal competency of, persons signing on behalf of SEF, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.



         Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

(1) The Technology Fund's shares of capital stock currently issued and outstanding have been duly authorized and validly issued, fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes);

(2) The Technology Fund Shares to be delivered to the Internet Fund pursuant to the Plan have been duly authorized and, upon delivery, will be validly issued, fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes), and, based upon a review of SEF's Amended and Restated Articles of Incorporation and By-laws, and as represented to us in the attached Officer's Certificate, no shareholder of the Technology Fund has any option, warrant or preemptive right to subscription or purchase of any Technology Fund shares;

(3) The Internet Fund's shares of capital stock currently issued and outstanding have been duly authorized and validly issued, fully paid and non-assessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Statutes);

(4) The Board of Directors of SEF has duly authorized the Internet Fund and the Technology Fund, each of which is a class of shares of SEF, pursuant to the terms of the Amended and Restated Articles of Incorporation of SEF;

(5) The consummation of the transactions contemplated by the Plan will not violate SEF's Amended and Restated Articles of Incorporation or By-laws or any material agreement made known to us to which SEF, on behalf of the Internet Fund and/or the Technology Fund, is a party or by which it is bound (for purposes of this opinion, we have relied upon the attached Officer's Certificate as to all material contracts);

(6) To our knowledge, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by SEF of the transactions contemplated by the Plan, except such as have been obtained under the Securities Act of 1933, as amended, state securities laws, the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations under those statutes; and

(7) The Internet Fund and the Technology Fund are each registered as a series of an investment company under the 1940 Act and such registration with the Commission as an investment company or series thereof is in full force and effect.



     Although we have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness or fairness of any portion of the Registration Statement, we have generally reviewed and discussed certain information included therein with certain officers of SEF and in the course of such review and discussion, no facts came to our attention that caused us to believe that as of the date hereof, the Registration Statement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading. We do not express any opinion or belief as to the financial statements, other financial data or statistical data contained or incorporated by reference in the Registration Statement.

     Our opinion relates only to the laws of the State of Wisconsin and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdiction. With certain exceptions, we are members of the Bar of the State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin.

     This opinion has been rendered solely for your benefit and the benefit of the Board of Directors and officers of SEF. No other person or entity shall be entitled to rely hereon without our prior written consent.

                                                       Very truly yours,

                                                       /s/ Godfrey & Kahn, S.C.

                                                       GODFREY & KAHN, S.C.

MW547983_1.DOC